EXHIBIT 5

HART & TRINEN, LLP ATTORNEYS AT LAW 1624 Washington Street Denver, CO 80203
William T. Hart, P.C.		Email: harttrinen@aol.com
Donald T. Trinen		Facsimile: (303) 839-5414

(303) 839-0061
Will Hart
September 20, 2011

DNA Brands, Inc.
506 NW 77th Street
Boca Raton, Florida, 33487

This letter will constitute an opinion upon the legality of the sale by certain shareholders of DNA Brands, Inc., a Colorado corporation (the “Company”), of up to 4,427,000 shares of common stock as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, the applicable laws of the State of Colorado, and a copy of the Registration Statement.  In our opinion, the Company was authorized to issue the shares to be sold by the selling shareholders and such shares are legally issued, fully paid and non-assessable.

Very truly yours,

HART & TRINEN

By:	/s/ William T. Hart
William T. Hart